Exhibit 99.1

for immediate release
Nicole Culbertson
(650) 849-1649

Essex Announces Second Quarter 2011 Earnings Results
Core Funds from Operations per Diluted Share Increased 14.7%

Palo Alto, California – August 3, 2011 - Essex Property Trust, Inc. (NYSE:ESS) announces its second quarter 2011 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended June 30, 2011, totaled $45.3 million or $1.32 per diluted share (net of $2.7 million, or $.07 per share, for costs not included in previous guidance, as explained below)  compared to $42.7 million, or $1.34 per diluted share for the quarter ended June 30, 2010.  The Company’s FFO, excluding non-core items, totaled $48.0 million, or $1.40 per diluted share for the quarter ended June 30, 2011, which is an increase of 14.7% compared to $38.7 million or $1.22 per diluted share for the quarter ended June 30, 2010.  Net income available to common stockholders for the quarter ended June 30, 2011 totaled $10.3 million or $0.32 per diluted share compared to $9.5 million, or $0.32 per diluted share for the quarter ended June 30, 2010.  A reconciliation of FFO for non-core items can be found on page S-3 in the Company’s Supplemental Financial Information package.

During the quarter, the Company redeemed the 7.875% Series B Preferred Units with a liquidation value of $80 million, and the 7.8125% Series F Preferred Stock with a liquidation value of $25 million for cash paid in excess of the carrying value totaling $1.9 million or $.06 per diluted share.  The Company also incurred $0.3 million or $.01 per diluted share, related to the write off of deferred financing charges from the early retirement of secured debt.  These non-cash charges to net income and income available to common shareholders were not included in management’s 2011 FFO guidance.

Commenting on Essex’s second quarter results, Michael J. Schall, President and Chief Executive Officer, stated, “Each of our coastal markets reported strong rental growth during the quarter, driving Core FFO per diluted share up 14.7% from the comparable quarter of 2010. Our second quarter leasing results were exceptional in Northern California and the Seattle Metro, where new lease rates increased 11.8% and 12.6%, and renewals increased 6.7% and 5.5%, respectively, over the expiring leases. Rental rate momentum has steadily improved throughout the year, and continued its upward trajectory through July and August 2011. As a result of these conditions and the low interest rate environment, we are increasing the midpoint of our Core FFO guidance by 11 cents over the previous guidance.”

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended June 30, 2011 compared to June 30, 2010:

	Q2 2011 compared to Q2 2010
	Revenues	Expenses	NOI
Southern California	2.5%	4.8%	1.4%
Northern California	4.5%	-0.7%	7.4%
Seattle Metro	4.0%	5.1%	3.4%
Same-property average	3.4%	3.1%	3.6%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended June 30, 2011 versus the quarter ended March 31, 2011:

	Q2 2011 compared to Q1 2011
	Revenues	Expenses	NOI
Southern California	1.0%	2.7%	0.2%
Northern California	1.8%	3.0%	1.3%
Seattle Metro	2.1%	4.3%	0.8%
Same-property average	1.5%	3.1%	0.6%

Same-property financial occupancies for the quarters ended are as follows:

	6/30/11	3/31/11	6/30/10
Southern California	96.8%	96.5%	97.0%
Northern California	97.2%	97.1%	97.5%
Seattle Metro	96.9%	97.1%	97.3%
Same-property average	96.9%	96.8%	97.2%

Acquisitions

Michael J. Schall, stated “We continue to be one of the most active investors in the coastal markets, having committed to transactions valued at over $1 billion since January of 2010. We are pleased with the superior quality and excellent locations of the communities we have acquired this year.  We continue to see an active pipeline of potential investments, and expect our investment activity to exceed $500 million, which was the top end of the guidance range established earlier in the year.”

Mr. Schall further mentioned, “We completed the formation of two programmatic joint ventures during the quarter. The first, Wesco I, LLC, is a joint venture with an institutional partner to acquire up to $500 million in qualifying operating properties in west coast locations.  In addition, Essex formed a joint venture with the Canada Pension Plan Investment Board to develop its Cadence development project in San Jose.  The institutional co-investment programs compensate Essex for providing real estate services while retaining a significant ownership interest in the ventures.”

Wesco I, LLC - Acquisitions

In May, the Company entered into a 50/50 programmatic joint venture, Wesco I, LLC (“Wesco”), with an institutional partner for a total equity commitment of $200 million.  Each partner’s equity commitment is $100 million, and Wesco will utilize leverage equal to 50% to 60%.  Investments must meet certain criteria to qualify for inclusion in the joint venture and both partners must approve any new acquisitions. The joint venture has an investment period of up to 2 years.   The Company will receive asset and property management fees, and may earn a promoted interest.  The Company accounts for this joint venture on the equity method.

As previously disclosed, Wesco acquired Arbors at Parc Rose, a 373-unit community, built in 2001, located in Oxnard, California.  The property was acquired for $92.0 million and consists of a mix of one, two and three bedroom townhomes each with an attached garage.  Amenities at the community include a fitness center, community room as well as a pool and spa.  Each unit features nine-foot ceilings, a washer and dryer, as well as a gas fireplace in most units.  The property provides residents easy commute access to Ventura, Santa Barbara and Thousand Oaks.  Additionally, Arbors at Parc Rose is located walking distance to ‘Shopping at the Rose,’ a large retail center featuring a variety of shopping and dining options.

In July, Wesco acquired Reveal, (formerly Millennium at Warner Center), a 438-unit community located in the Canoga Park area of Los Angeles.  The property, which was completed in 2010, was acquired for $132.9 million.  The community began leasing in December 2010, and is currently 58% occupied, 64% leased, and stabilization is expected to occur in the second quarter of 2012.  Property amenities consist of two swimming pools, Zen gardens, fitness center with locker rooms featuring tanning and massage rooms, a clubhouse with a community kitchen and a business center.   In addition, unit interiors feature nine and ten foot ceilings, washers and dryers, stainless steel appliances and a patio or balcony in each unit.  The community is located nearby local employment centers and is close to local dining and shopping options.

Wesco obtained a $100.0 million line of credit at a rate of LIBOR + 2.3%, and Wesco obtained secured mortgage loans totaling $59.9 million at 4.7% secured by Arbors at Parc Rose for 10 years in June, and in July a $78.7 million loan at LIBOR + 1.9% secured by Millennium at Warner Center with a maturity of two years with two one-year extensions.

Essex Property Trust, Inc. - Acquisition

In June, the Company acquired Bellerive, a recently constructed 63-unit vacant condominium project that will be operated as a rental community located in West Los Angeles for $27.0 million. The property consists of two and three bedroom floor plans and units feature Ceasarstone countertops, mahogany cabinetry, hardwood floors, washer and dryer as well as stainless steel appliances.  Located nearby several job nodes, the community affords residents several dining and shopping options and is located near the Santa Monica beach.  Initial occupancy is expected to occur in the third quarter 2011, and stabilization is expected by the end of the year.

Disposition

In April, the Company disposed of Woodlawn Colonial, a 159-unit community located in Chula Vista, California for $16.0 million for a gain of $5.3 million.  The property was purchased in 2002 as part of the John M. Sachs, Inc. merger.

Development

In June, the Company entered into a joint venture with the Canada Pension Plan Investment Board (“CPPIB”) to develop its Cadence site located in San Jose, California which recently began site demolition.  The Company contributed the land to the joint venture, and the Company will account for this joint venture on the equity method.  The Company will hold a 55% interest in the joint venture and will earn development, asset, and property management fees.  The Company may also earn a promoted interest. Construction of the first phase is expected to commence in the third quarter of 2011, with completion of the project in the third quarter of 2013.

In July, the Company began development on its West Dublin, California land site, which was purchased in late 2009 for $5.0 million and is within walking distance to the West Dublin BART station.  The 309-unit development will consist of a five-story building over two levels of parking and will feature a mix of one and two bedroom units and lofts.  Amenities at the community include a pool and spa, fitness center, business center and conference room, and a recreational room.  Completion of the project is expected in the second quarter of 2013.

In late July, initial occupancy commenced for the first phase of Via, a 284-unit community located in Sunnyvale, California.  The first phase of Via is 96% leased (92-units) and the second phase of Via is 35% pre-leased (92-units).  Deliveries of the second and third phases of the community are expected to occur in September and October, respectively.  The estimated total cost of construction of Via is $112.0 million, reflecting a $7.9 million reduction from the first quarter estimate.  From the project's inception, the total estimated cost has decreased $13.1 million or 10.5%.

Leasing Activity

The Company had one development property in lease-up during the second quarter, Muse, a 152-unit community located in North Hollywood which commenced initial occupancy in February 2011.  The property is currently 90% occupied and 96% leased.  In late July, initial occupancy commenced at Santee Village, a 73-unit condominium project being operated as a rental community located in downtown Los Angeles.  The property is currently 22% leased.

The Company had two development properties reach stabilization during the second quarter, including Essex Skyline at MacArthur Place and Allegro.  The communities are currently 96% and 99% occupied, respectively.

Liquidity and Balance Sheet

Preferred Equity Investments

During the quarter, the Company completed a $13.0 million in preferred equity investment in an entity owning an apartment community located in downtown Los Angeles.  The investment has a five-year term and the preferred return is a fixed rate of 10%.

Mortgage Notes Payable and Construction Loans

During the quarter, the Company paid off the Cairns mortgage loan for $11.3 million at an interest rate of 3.7%, and during June and early July two San Marcos mortgage loans totaling $46.5 million at a blended rate of 5.3%.

Common Stock, Preferred Stock and Preferred Units

During the quarter, the Company sold 984,982 shares of common stock for $130.2 million, net of commissions, at an average per share price of $133.76.  In July, the Company sold 350,112 shares of common stock for $48.3 million, net of commissions, at an average price of $139.64.  Year to date through July, the Company has sold 1,661,736 shares of common stock for $216.9 million, net of commissions, at an average price of $132.11.

In April, the Company issued 2,950,000 shares of 7.125% Series H Cumulative Redeemable Preferred Stock (“Series H”) at a price of $25.00 per share for net proceeds of $71.4 million, net of costs and original issuance discounts.  The Series H has no maturity date and generally may not be called by the Company before April 13, 2016.  Net proceeds from the Series H offering were used to redeem all of the 7.875% Series B Cumulative Redeemable Preferred Units of Essex Portfolio, L.P. (“Series B”) at liquidation value of $80 million. In June, the Company redeemed its 7.8125% Series F Preferred Stock (“Series F”) at liquidation value of $25 million.

Unsecured Bonds

During the second quarter, the Company issued $115 million of unsecured bonds through a private placement, $40.0 million at 4.50% for 6.25 years, and $75.0 million at 4.92% for 8.5 years.  The proceeds from the bond offering were used primarily to repay outstanding mortgages, redeem the Series F Preferred Stock, and pay-down the Company’s lines of credit.

Guidance

The Company is increasing its full-year 2011 FFO guidance to $5.58 to $5.73 per diluted share, from a range of $5.50 to $5.70 per diluted share.  The Company is increasing the 2011 guidance for same-property NOI growth to 6.0% from its first quarter 2011 guidance of 5.4% for 2011, due primarily to higher than expected renewal and new lease rates for the second quarter of 2011 and July 2011.  See S-14 for the assumptions used to calculate the midpoint of revised 2011 FFO guidance of $5.66 per diluted share.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, August 4, 2011 at 10:00 a.m. PDT (1:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.
A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the second quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 375184. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. The Company currently has ownership interests in 150 apartment communities (30,995 units), and has 1,284 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months and six months ended June 30, 2011 and 2010.

	Three Months Ended June 30,		Six Months Ended June 30,
Funds from Operations (In thousands)	2011	2010	2011	2010
Net income available to common stockholders	$10,325	$9,482	$18,743	$22,609
Adjustments:
Depreciation	37,510	31,261	74,541	61,748
Gains not included in FFO, net of disposition costs	(5,265)	-	(5,265)	-
Noncontrolling interest and co-investments	2,684	1,910	5,937	4,040
Funds from Operations	$45,254	$42,653	$93,956	$88,397

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements on page 1 and under the caption “Guidance” on page 4 with respect to 2011 FFO per diluted share and same-property revenue, and statements and estimates set forth under the captions “Wesco I, LLC - Acquisitions”, “Essex Property Trust, Inc. – Acquisitions”, “Development," on pages 2 and 3 of this press release regarding construction completion, and initial occupancy dates, statements regarding adding tremendous value through acquisitions set forth on page 2 of this press release, and statements and estimates set forth under the captions “Development Pipeline” on page S-9 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, construction completion, initial occupancy and stabilization of property development and the various estimates set forth in the columns “guidance 2011” and “Per Share” on S-14 of the Company’s Supplemental Financial Information Package.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2010.